Exhibit 99.1

UnionBanCal Corporation Provides Fourth Quarter 2007 Financial Update

SAN FRANCISCO--(BUSINESS WIRE)--UnionBanCal Corporation (NYSE:UB) today announced an update to its fourth quarter 2007 financial outlook, which includes a higher provision for credit losses, higher-than-expected litigation expense, and a gain on the sale of the Company’s retirement recordkeeping business. The Company expects to issue its fourth quarter earnings release on January 24.

The Company now expects net income for the fourth quarter to be $1.17 to $1.22 per diluted common share. Earnings per share from continuing operations for the quarter, which exclude the gain on the sale of the Company’s retirement recordkeeping business, are expected to be $0.76 to $0.81. This compares with the Company’s October forecast of $1.07 to $1.12 per share.

The total provision for credit losses for the fourth quarter is now expected to be $60 million, compared with the Company’s October forecast of $15 million. The $45 million increase, equivalent to $0.20 per diluted common share, is primarily due to an increase in the reserves attributable to the homebuilder segment of the loan portfolio. The need for a higher reserve reflects negative risk grade trends in the homebuilder portfolio and weakening operating conditions for the homebuilding industry. The Company now holds approximately $100 million in reserves against the homebuilder portfolio. In the fourth quarter, there were no net charge-offs to the homebuilder portfolio and only one new nonaccrual loan.

Asset quality in the remainder of the loan portfolio continues to be strong. For fourth quarter 2007, the Company expects to report total net charge-offs of only $3 million, or 0.04 percent of average total loans. In addition, the Company expects to report only $57 million in total nonperforming assets at year-end, an increase of only $4 million compared to September 30, 2007, and equivalent to only 0.10 percent of total assets.

The Company expects to report litigation expense of approximately $13 million, or $0.06 per diluted common share, for fourth quarter 2007, primarily due to legal reserves established relative to the Company’s proportionate share of Visa litigation charges. These reserves pertain to both Visa’s legal settlement with American Express, as well as other pending Visa litigation, including litigation with Discover Card. Like all Visa member banks, Union Bank of California, the Company’s primary subsidiary, is obligated to share in certain liabilities associated with Visa’s litigation.

On December 31, 2007, the Company completed the sale of its retirement recordkeeping business to Prudential Retirement, a subsidiary of Prudential Financial, Inc. The $61 million, or $0.44 per diluted common share, after-tax gain on the sale of this business will be recognized in discontinued operations in fourth quarter 2007.

Philip Flynn, Vice Chairman and Chief Operating Officer, stated: “Our homebuilder portfolio was comprised of approximately $850 million in outstanding balances at December 31, 2007, representing just two percent of our entire loan portfolio at year-end. We believe that our homebuilder exposure is less than peer banks, on average, and that our homebuilder customers collectively are financially stronger than average. Still, given the poor fundamental conditions in the homebuilding industry today, and the weak outlook for the industry, we concluded that it was appropriate to increase reserves for probable future loan losses.”

Flynn continued: “Notwithstanding the increase in reserves, asset quality at UnionBanCal continues to be very good. As noted above, we expect to report just $3 million in fourth quarter net charge-offs and only a modest increase in nonaccrual loans compared to the end of the third quarter. Our asset quality coverage ratios should improve further, with the allowance for credit losses to total loans rising to approximately 1.20 percent at year-end, compared with 1.10 percent at September 30, 2007, and the allowance for credit losses to nonaccrual loans at year-end increasing to approximately 885 percent, from 853 percent at September 30, 2007.

“We currently expect the total provision for credit losses for 2008 will be similar to the $90 million total provision we expect to report for full year 2007. Our outlook for 2008 assumes additional stress in the homebuilder portfolio and generally stable conditions for the remainder of the loan portfolio,” concluded Mr. Flynn.

The Company expects to issue its fourth quarter 2007 earnings release on Thursday, January 24, 2008, and to conduct its quarterly conference call on Friday, January 25, 2008, at 8:30 AM Pacific.

Forward-Looking Statements

The following appears in accordance with the Private Securities Litigation Reform Act. This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words “believe,” ”continue,” “expect,” “target,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” They may also consist of annualized amounts based on historical interim period results. Forward-looking statements in this press release include those related to earnings forecasts and provision for credit losses, and their impact on the Company and its future performance, the Company’s loan portfolio and competitive positioning.

There are numerous risks and uncertainties that could and will cause actual results to differ materially from those discussed in the Company’s forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict and could have a material adverse effect on the Company’s stock price, financial condition, and results of operations or prospects. Such risks and uncertainties include, but are not limited to, adverse economic and fiscal conditions in California; increased energy costs; global political and general economic conditions related to the war on terrorism and other hostilities; fluctuations in interest rates; the controlling interest in UnionBanCal Corporation of The Bank of Tokyo-Mitsubishi UFJ, Ltd., which is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc.; the effects of filing taxes on the worldwide unitary basis; competition in the banking and financial services industries; deposit pricing pressures; the levels of commercial and residential real estate activity in our market; adverse effects of current and future banking laws, rules and regulations and their enforcement, including the previously disclosed agreements with regulatory and governmental authorities related to the Company’s Bank Secrecy Act/Anti-Money Laundering compliance program; effects of governmental fiscal or monetary policies; legal or regulatory proceedings or investigations; declines or disruptions in the stock or bond markets which may adversely affect the Company or the Company’s borrowers or other customers; changes in accounting practices or requirements; and risks associated with various strategies the Company may pursue, including potential acquisitions, divestitures and restructurings.

A complete description of the Company, including related risk factors, is discussed in the Company’s public filings with the Securities and Exchange Commission, which are available by calling (415) 765-2969 or online at http://www.sec.gov. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $54.3 billion at September 30, 2007. Its primary subsidiary, Union Bank of California, N.A., had 323 banking offices in California, Oregon and Washington, and 2 international offices at September 30, 2007.

CONTACT:
UnionBanCal Corporation
John A. Rice, Jr., 415-765-2998 (Investor Relations)
Stephen L. Johnson, 415-765-3252 (Public Relations)
Michelle R. Crandall, 415-765-2780 (Investor Relations)